UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                             FORM 8-K

                          CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                         January 20, 2005
         Date of Report (Date of earliest event reported)



                  FLEXPOINT SENSOR SYSTEMS, INC.
          (Name of small business issuer in its charter)

           Delaware                0-24368              87-0620425
(State of incorporation)  (Commission File Number)    (I.R.S.  Employer
                                                       Identification No.)

106 West Business Park Drive, Draper, Utah              84020
(Address of principal executive offices)              (Zip code)

Registrant's telephone number:   (801) 568-5111


[ ]    Written communications pursuant to Rule 425 under the Securities Act
      (17 CFR 230.425)

[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act
      (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities

Flexpoint Sensor Systems, Inc. began a private offering pursuant to Rule 506 of Regulation D, dated January 20, 2005. We intend to offer up to 3,150,000 units at $1.50 per unit and each unit consists of one share of common stock
and one warrant to purchase one additional share of common stock.   We will
close this private offering when all the units are sold or on or before February 28, 2005, unless we extend it. The maximum offering price of the private offering is estimated at $4,725,000, if all the units are sold. We intend to use the proceeds to fund development of our operations.

The common stock issued in the private offering has not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

The warrants sold as part of the unit will have an exercise price of $3.00 and have a two year exercise term beginning six months after the closing of the private offering. The warrants are subject to a "call." If the closing bid price of our common stock is greater than $4.00 per share for five consecutive trading days after the initial six months from closing, then we have the right to call the warrants in whole or in part, forcing the investor to exercise the warrant. Also, the investor may not exercise a warrant if the exercise of the warrant would cause the investor to own more than 4.99% of our then issued and outstanding common stock.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On January 21, 2005, Donald E. Shelley resigned as our Secretary/Treasurer. On the same date the board of directors appointed John A. Sindt to serve as
our Secretary/Treasurer.   Mr. Sindt is Chairman of the Board and has served
on our board of directors since December 1999.


                            SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                       FLEXPOINT SENSOR SYSTEMS, INC.


                                           /s/ Clark M. Mower
DATED:  January 31, 2005               By  __________________________________
                                           Clark M. Mower, President